CNS Reports Fiscal 2004 Second-Quarter Results

EXHIBIT 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE October 16, 2003

CONTACT:
Marti Morfitt	Shawn Brumbaugh/Marian Briggs
Chief Executive Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
Nasdaq Symbol: CNXS	mbriggs@psbpr.com

CNS, Inc. Reports Second-Quarter Sales Up 19 Percent, EPS Grows 16 Percent
 • Six-Month Sales Rise 19 Percent; Year-to-Date EPS Up 36 Percent

        MINNEAPOLIS, Oct. 16 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today reported continued strong sales and earnings growth for the second quarter ended September 30, 2003.

        Net sales for the fiscal 2004 second quarter grew to $20.6 million, up 19 percent versus $17.4 million in the prior-year quarter. Net income increased 20 percent to $4.2 million, or 29 cents per fully diluted share, compared to net income of $3.5 million, or 25 cents per fully diluted share, in the second quarter last year. Gross margins for the quarter improved to 69 percent, up from 66 percent in the prior-year period. Operating expenses for the 2004 second quarter rose 29 percent versus the prior-year period, as the company invested in new product development for future growth and continued its expansion of advertising for FiberChoice® chewable fiber tablets to gain further market share.

        “We are excited to report sales and net income that exceeded our expectations,” said Marti Morfitt, president and chief executive officer, CNS, Inc. “Sales of domestic Breathe Right products drove our growth in the second quarter, largely due to high retailer demand for our new Vapor Shot!™ personal vaporizer coupled with strong sales for our core nasal strips business. The continued success of our FiberChoice marketing efforts resulted in significant sales growth for this product.”

        For the first six months of fiscal 2004, CNS reported net sales of $38.1 million, a 19 percent gain over net sales of $31.9 million in the same period last year. Net income grew 38 percent to

CNS Reports Fiscal 2004 Second-Quarter Results

$7.0 million, or 49 cents per fully diluted share, compared to net income of $5.1 million, or 36 cents per fully diluted share, in the prior-year period.

Second-Quarter Product Results
        Domestic sales of Breathe Right branded products in the 2004 second quarter grew 18 percent to $16.2 million versus $13.7 million in the prior-year quarter. Contributing to the results were increased sales of the company’s core Breathe Right nasal strips and strong initial sales of Breathe Right Vapor Shot! personal vaporizer to retailers.

        “We are particularly pleased with the initial retail orders of Vapor Shot! for the fall cough/cold sections,” said Morfitt. “The product began appearing on store shelves in September. We expect that Vapor Shot! and last year’s new product, Snore Relief™ throat spray, will add incremental sales to our growing Breathe Right brand. To support this growth, we will run advertising for our range of Breathe Right products during the cold and flu season.”

        International sales of Breathe Right products in the second quarter ended September 30, 2003, were comparable to a year ago at $2.0 million. Year-to-date international sales have increased 28 percent.

        Sales of FiberChoice chewable fiber tablets grew 46 percent to $2.4 million compared to $1.6 million in the second quarter last year. The growth was due to increases in consumer purchases and expanded retail distribution resulting from strong advertising support of the business.

Outlook for Third Quarter and Full Year of Fiscal 2004
        For the third quarter of fiscal 2004, ending December 31, 2003, CNS anticipates net sales in the range of $26 million to $27 million, compared to net sales of $25.9 million in the third quarter of fiscal 2003. Earnings per fully diluted share are estimated to be between 6 cents and 7 cents, versus 6 cents per share last year.

        For the fiscal year ending March 31, 2004, the company has raised its expectations for net sales and earnings per share. Net sales for the full year are now estimated to be between $88 and $92 million, an increase of 11 percent to 16 percent over fiscal 2003 sales of $79.1 million. Earnings per fully diluted share are now estimated to be between 57 cents and 60 cents, a 24 percent to 30 percent increase versus 46 cents per fully diluted share last year.

CNS Reports Fiscal 2004 Second-Quarter Results

        “We are excited about our year-to-date performance and future growth prospects,” said Morfitt. “Given our strong financial position, we also are pleased to begin offering shareholders a regular quarterly cash dividend, as previously announced. Our first dividend is being paid today.”

Conference Call Webcast
        A conference call to review the second-quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the conference call over the Internet by logging onto the CNS Web site at www.cns.com. If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial 303-590-3000 (domestic and international), conference call ID 554644. The audio replay will be available beginning at 6 p.m. CT on Thursday, October 16, until 6 p.m. CT on Thursday, October 23. A Webcast version of the conference call will be archived at www.cns.com.

About CNS, Inc.
CNS, based in Minneapolis, is a growing company that designs and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2003. This news release contains forward-looking statements, which involve risks and uncertainties.

CNS Reports Fiscal 2004 Second-Quarter Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002

Net sales	$20,621	$17,386	$38,118	$31,910
Cost of goods sold	6,454	5,912	11,923	11,231

Gross profit	14,167	11,474	26,195	20,679

Operating expenses:
Advertising and promotion	4,207	2,881	8,674	6,996
Selling, general and administrative	3,422	3,015	6,762	5,778

Total operating expenses	7,629	5,896	15,436	12,774

Operating income	6,538	5,578	10,759	7,905
Investment income	183	240	377	468

Income before income taxes	6,721	5,818	11,136	8,373
Income tax expense	2,486	2,300	4,120	3,300

Net income	$4,235	$3,518	$7,016	$5,073

Diluted net income per share	$.29	$.25	$.49	$.36

Weighted average number of common and
assumed conversion shares outstanding	14,627	14,004	14,404	14,093

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts) (unaudited)

	September 30, 2003	March 31, 2003

Current assets:
Cash and marketable securities	$42,019	$41,615
Accounts receivable, net	13,458	11,011
Inventories	5,558	3,266
Other current assets	3,556	5,695

Total current assets	64,591	61,587
Long-term assets	3,644	3,788

Total assets	$68,235	$65,375

Current liabilities	11,560	16,321
Stockholders' equity	56,675	49,054

Total liabilities and stockholders' equity	$68,235	$65,375

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